Exhibit 10.51

Fiscal 2013 Executive Officer Bonus Plan

For the twelve month period ending June 30, 2013, each executive officer of Cardiovascular Systems, Inc. (the “Company”) is eligible to receive cash incentive compensation pursuant to the Fiscal 2013 Executive Officer Bonus Plan (the “Bonus Plan”) as follows:

Revenue and Adjusted EBITDA Goals

Receipt of cash incentive compensation for fiscal 2013 is based on the Company’s achievement of revenue and adjusted EBITDA financial goals for the first six months of fiscal 2013 as well as the full fiscal year. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation, in addition to an add-back of depreciation and amortization. Target bonus amounts are weighted 67% for the revenue goal and 33% for the adjusted EBITDA goal. None of the executive officers is subject to individual goals under the Bonus Plan. Target bonus levels as a percentage of base salary are 100% for the President and Chief Executive Officer, 60% for the Chief Financial Officer and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn 75% to 150% of the adjusted EBITDA portion of their target bonus amount and 50% to 150% of the revenue portion of their target bonus amount; however, in the event of extraordinary revenue or adjusted EBITDA performance above the goals set by the Board, the participants could receive incentive payments greater than 150% of their targets based on extrapolation of the bonus-to-performance ratio set forth in the Bonus Plan, with no maximum payout set under the Bonus Plan. The Bonus Plan criteria are the same for all of the executive officers.

Management by Objective Targets

The Bonus Plan also provides “management by objective” (MBO) targets related to certain predetermined FDA regulatory and sales productivity milestones for the first six months and last six months of fiscal 2013. Achievement of the MBO targets could result in additional cash bonuses to executive officers for each target achieved of 3.75% of their annual base salaries for each of the periods. The Compensation Committee also has authority to grant additional discretionary cash bonuses of up to 20% of annual base salary for any executive officer.